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                                                                       EXHIBIT 5

                              ABN AMRO LETTERHEAD

                                                                  March 27, 1998

The Board of Directors
Ameriwood Industries International Corporation
168 Louis Campau Promenade,  Suite 400
Grand Rapids, MI 49503

Gentlemen:

     We understand that Ameriwood Industries International Corporation (the "Company"), Dorel Industries Inc. (the "Acquiror") and Horizon Acquisition, Inc., a wholly owned subsidiary of the Acquiror (the "Merger Sub"), propose to enter into an Agreement and Plan of Merger dated March 27, 1998 (the "Agreement") which provides for the commencement of a cash tender offer (the "Offer") by Merger Sub to acquire all of the issued and outstanding shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), at $9.625 per share, net to the seller in cash (the "Per Share Amount"), and for the subsequent merger of Merger Sub with and into the Company, pursuant to which each outstanding share of Common Stock not purchased in the Offer will be converted into the right to receive a cash amount equal to $9.625 (the "Cash Consideration") (the "Merger" and together with the Offer, the "Transaction"). The Per Share Amount and the Cash Consideration to be received by holders of Common Stock pursuant to the Transaction are collectively referred to herein as the "Consideration."

     You have asked us whether, in our opinion, the Consideration to be received by the holders of Common Stock is fair to such stockholders from a financial point of view.

     In connection with this opinion, we have reviewed the Agreement and certain related documents and held discussions with certain senior officers and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We have examined certain publicly available business and financial information relating to the Company as well as certain financial data and other data for the Company which were provided to or otherwise discussed with us by certain senior officers of the Company. We reviewed the financial terms of the Transaction as set forth in the Agreement in relation to the current and historical market prices and trading volumes of the Common Stock, the Company's financial and other operating data, and the capitalization and financial condition of the Company. We also considered, to the extent publicly available, the financial terms of certain other business combinations recently effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement we identified, approached and held discussions with certain third parties to solicit indications of interest in a possible acquisition of the Company.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not made or obtained or assumed any responsibility for independent verification of such information. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries. With respect to the projected financial data, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management and the Company as to the future financial performance of the Company. We have assumed that the Transaction will be consummated in accordance with the terms of the Agreement.

     ABN AMRO Incorporated ("AAI"), as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as public offerings and secondary market transactions of securities and valuations for other purposes. We have acted as financial
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advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for rendering our services, including this opinion, a significant portion of which is contingent upon the consummation of the Transaction. In the ordinary course of our business, AAI and its affiliates may actively trade securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior consent, except that the Company is authorized to include this letter in its entirety in the Offer documents, the Schedule 14D-9 and, if applicable, the proxy materials contemplated by the Agreement. This letter does not address the Company's underlying business decision to enter into the Transaction or constitute a recommendation to any stockholder as to whether such stockholder should tender their shares or how such stockholder should vote with respect to the proposed Transaction. In addition, we express no opinion relative to terms on which certain stockholders have entered into Tender and Option Agreements. Finally, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair from a financial point of view to the stockholders of the Company.

                                          Very truly yours,

                                          ABN AMRO Incorporated